SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                  TEXOIL, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                 TEXOIL, INC.
                   110 Cypress Station Drive, Suite No. 220
                          Houston, Texas 77090-1629
                     (281) 537-9920 (281) 537-8324 - Fax

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 8, 1999

      Notice is hereby given that the annual meeting of Shareholders of Texoil, Inc. (the "Company"), will be held at the Houston Marriott North at Greenspoint, 255 North Sam Houston Parkway East, Houston, Texas 77060, on Monday, November
8, 1999, at 2:00 P.M. (Houston time), for the following purposes:

      1. To elect six Directors in three separate groups, two in Group One, to serve until the Annual Meeting of Shareholders in 2000, two in Group Two to serve until the Annual Meeting of Shareholders in 2001 and two in Group Three to serve until the Annual Meeting of Shareholders in 2002 or until their successors are elected and qualified.

      2. To consider and vote upon the approval of a Preferred Stock Purchase Agreement concerning the issuance of 2,750,000 shares of Series A Preferred Stock plus additional shares of Series A Preferred Stock issuable as payment-in-kind dividends, pursuant to the terms and conditions of the Preferred Stock Purchase Agreement and the Certificate of Designation of Series A Preferred Stock.

      3. To consider and vote upon Amended and Restated Articles of Incorporation restating the existing articles and providing amendments (i) to classify the Board of Directors into Class A Directors and Class B Directors, with the Class A Directors to be elected by the record holders of Common Stock and to be further classified into three groups of two Directors each (subject to reduction as set forth in Proposal 3) with each group serving for three years and one group to be elected each year and the Class B Directors to be elected by the record holders of the Series A Preferred Stock or Class B Common Stock; (ii) to provide that the voting power of individual directors or classes of directors may be greater or less than that of other directors or classes of directors; (iii) to create Class B Common Stock into which the proposed Series A Preferred Stock may be automatically converted;
            (iv) to increase the amount of Preferred Stock authorized; (v) to amend the indemnification provisions to increase the rights of members of the Board of Directors; and (vi) to provide that the Company's Bylaws cannot be altered or amended in such a way that they would undermine the intent or the provisions of the Amended and Restated Articles of Incorporation.

      4. To approve the appointment of Arthur Andersen LLP as independent auditors of the Company for the year ending December 31, 1999.

      5. To consider and act upon such other business as may properly be presented to the meeting or any adjournment thereof.

      A record of shareholders has been taken as of the close of business on October 1, 1999, and only those shareholders of record on that date will be entitled to notice of, and to vote at the meeting or any adjournment thereof. A complete list of shareholders so entitled to vote will be available at the Company's principal office at 110 Cypress Station Drive, Suite No. 220, Houston, Texas 77090- 1629, commencing October 29, 1999, for inspection by any stockholder during usual business hours prior to the annual meeting. All Shareholders of the Company are invited to attend the meeting. The Board of Directors, however, requests that you promptly sign, date and mail the enclosed proxy, even if you plan to be present at the meeting. If you attend the meeting, you can either vote in person or by your proxy. Please return your proxy in the enclosed, postage-paid envelope.

                                          By Order of the Board of Directors,

                                          Jerry M. Crews
                                          Secretary
October 22, 1999

      SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF TEXOIL'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR-ENDED DECEMBER 31, 1998, THE INTERIM REPORTS ON FORM 10-QSB FOR THE QUARTERS ENDED MARCH 31, 1999 AND JUNE 30, 1999, AND THE REPORTS ON FORM 8-K FILED ON JUNE 21, 1999, JULY 30, 1999, AND OCTOBER 13, 1999, AND THE AMENDMENT TO FORM 8-K DATED OCTOBER 13, 1999 FILED OCTOBER 22, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO TEXOIL AT 110 CYPRESS STATION DRIVE, SUITE NO. 220, HOUSTON, TEXAS 77090-1629, ATTENTION: INVESTOR RELATIONS. Copies of Texoil's Annual Report and Quarterly Reports may also be obtained directly from the Securities and Exchange Commissions' web site at http://www.sec.gov or from Texoil's web site at http://www.texoil.com.

                           YOUR VOTE IS IMPORTANT.
                     PLEASE COMPLETE, SIGN AND RETURN THE
              ACCOMPANYING PROXY FORM IN THE ENVELOPE PROVIDED.

                                 TEXOIL, INC.
                   110 Cypress Station Drive, Suite No. 220
                          Houston, Texas 77090-1629
                     (281) 537-9920 (281) 537-8324 - Fax

                               PROXY STATEMENT

      This proxy statement and the enclosed proxy are being mailed to Shareholders of Texoil, Inc., a Nevada corporation (the "Company"), commencing on or about October 22, 1999. The Company's Board of Directors is soliciting proxies to be voted at the Company's annual meeting of Shareholders to be held at the Houston Marriott North at Greenspoint, 255 North Sam Houston Parkway East, Houston, Texas 77060, on November 8, 1999, and at any adjournment thereof, for the purposes set forth in the accompanying notice. The shares represented by a proxy, if such is properly executed and received prior to the meeting, will be voted in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for the election of the Board's nominees for Directors; (ii) for the proposal to approve the Preferred Stock Purchase Agreement; (iii) for approval of the proposed Amended and Restated Articles of Incorporation; (iv) for the appointment of Arthur Andersen LLP as independent auditors of the Company for the year ending December 31, 1999; and
(v) in accordance with the judgment of the persons voting with respect to any other matters which may properly come before the meeting. A proxy may be revoked at any time before it is exercised by giving written notice to, or filing a duly executed proxy bearing a later date with, the Secretary of the Company, or by voting in person at the meeting.

      The description of the proposals for shareholder approval of (a) the Preferred Stock Purchase Agreement and the related Certificate of Designation, and (b) the Amended and Restated Articles of Incorporation described in this proxy statement is not a complete description of all material information relating to the proposals and such documents. The description is subject to and qualified in its entirety by references to the more detailed information contained in the specific agreements, certificates or other documents attached hereto or attached as exhibits to the Form 8-K of the Company filed on October 13, 1999, as amended by Form 8-K/A filed October 22, 1999.

      At the close of business on October 1, 1999, the record date for determining the Shareholders entitled to notice of, and to vote at the meeting (the "Record Date"), there were outstanding and entitled to vote 6,555,126 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"). Each share of Common Stock entitles the holder to one vote on all matters presented at the meeting. There is no cumulative voting with respect to the Common Stock.

      The Company will bear the costs of soliciting proxies in the accompanying form. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies in person or by telephone.

                                 THE COMPANY

      Texoil, Inc., an independent energy company, acquires and develops oil and gas reserves through an active and diversified program that includes purchases of reserves, re-engineering, development and exploration activities, currently focused in Texas, South Louisiana and the Texas Gulf Coast. On December 31, 1997, Texoil Acquisition, Inc., a Texas corporation and wholly-owned subsidiary of the Company (the "Company Sub"), the Company and Cliffwood Oil & Gas Corporation, a privately held Texas corporation ("Cliffwood"), executed an Agreement and Plan of Merger pursuant to which Company Sub was merged with and into Cliffwood, with Cliffwood surviving as a wholly-owned subsidiary of the Company (the "Merger").

REVERSE STOCK SPLIT AND SHAREHOLDERS OF RECORD

      The Company's Board of Directors approved certain changes to the Company's outstanding common shares intended to result in approximately a 1-for-6 reverse stock split effective on June 25, 1999. In order to reduce the number of outstanding odd lots, the reverse split occurred in a two-step process whereby a 1-for-600 reverse split was followed by a 100-for-1 forward split. These procedures enabled the Company to adjust or redeem odd-lots, for a substantial administrative cost savings to the Company. The Company is now authorized to issue 25,000,000 shares of Common Stock, par value $.01, and 5,000,000 shares of Preferred Stock, $.01 par value. All amounts of shares and related prices reported in this proxy reflect the adjustment for the reverse stock split. Those shareholders who have not yet exchanged their old shares for the new reverse split shares shall be entitled to vote as shareholders of record, and represent approximately 356,180 shares held by 72 owners. The Company estimates that 6,555,126 shares are issued and outstanding at October 1, 1999, subject to certain nominal adjustments as shares are exchanged.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of September 30, 1999, the number of shares of the Company's equity securities owned by (i) each person known by the Company (based on publicly- available filings with the Commission) to be the holder of more than five percent of its voting securities; (ii) each Director and the named Executive Officer of the Company in the Summary Compensation Table; and (iii) all of the Company's Directors and executive Officers as a group. This table does not reflect any shares to be acquired pursuant to the Preferred Stock Purchase Agreement by some of the persons listed below. Unless otherwise indicated, each holder has sole voting and investment power with respect to the shares of capital stock owned by such holder.

                              NAME OF BENEFICIAL OWNER                      AMOUNT AND NATURE OF
                 (ADDRESS INDICATED IF NOT A DIRECTOR OR AN OFFICER)        BENEFICIAL OWNERSHIP    PERCENT OF CLASS
                 ---------------------------------------------------       ----------------------   ----------------
COMMON STOCK:
Frank A. Lodzinski, Director, President and Chief Executive
        Officer............................................................         1,522,445(1)            22.84%
Michael A. Vlasic, Director................................................         1,405,352(2)            21.35%
Jerry M. Crews, Director, Executive Vice President and
           Secretary.......................................................           373,194(3)             5.61%
Robert E. LaJoie, Director.................................................           173,181(4)             2.63%
T. W. Hoehn III, Director..................................................           103,906                1.59%
Thomas A. Reiser, Director.................................................            75,607(5)             1.15%
All Directors and Executive Officers as a group (6 persons)................         2,275,636               32.83%
Resource Investors Management Company......................................         1,756,718(6)            23.40%
         600 Travis Street, Suite No. 6875
         Houston, Texas 77002
The Lincoln National Life Insurance Company................................           880,413(7)            12.86%
         200 East Berry Street
         Ft. Wayne, Indiana  46802
First Union Capital Partners, Inc..........................................           562,604(8)             8.34%
         1001 Fannin, Suite 2255
         Houston, Texas 77002
V&C Energy Limited Partnership.............................................         1,378,049(9)            20.84%
           710 Woodward
           Bloomfield Hills, Michigan 45304
Vlasic Investments, L.L.C..................................................         1,405,352(10)           21.35%
           710 Woodward
           Bloomfield Hills, Michigan 45304
Encap Investments L.C......................................................           427,871(11)           6.53%
           1100 Louisiana, Suite No. 3150
           Houston, Texas 77002

(1) Includes 1,321,883 shares of Common Stock and 56,167 shares of Common Stock underlying presently exercisable warrants beneficially owned through V&C Energy Limited Partnership, of which Energy Resource Associates, Inc., ("ERA") a Texas corporation owned by and controlled by Mr. Lodzinski, is a general partner. Mr. Lodzinski disclaims any beneficial ownership of shares held by V&C Energy Limited Partnership. Includes 109,213 shares of Common Stock underlying presently exercisable options owned by Mr. Lodzinski. Excludes 3,120 shares of Common Stock underlying options owned by Mr. Lodzinski that are not presently exercisable.

(2) Includes 1,321,883 shares of Common Stock and 56,167 shares of Common Stock underlying presently exercisable warrants beneficially owned through V&C Energy Limited Partnership, of which Vlasic Investments L.L.C. ("Vlasic Investments") is the limited partner. Mr. Vlasic is the Managing Director of Vlasic Investments. Mr. Vlasic disclaims any beneficial ownership of shares held by V&C Energy Limited Partnership. Includes 27,303 shares of Common Stock underlying presently exercisable options assigned by Mr. Vlasic to Vlasic Investments. Excludes 780 shares of Common Stock underlying options assigned by Mr. Vlasic to Vlasic Investments that are not presently exercisable.

(3) Includes 98,292 shares of Common Stock underlying presently exercisable options owned by Mr. Crews. Excludes 2,808 shares of Common Stock underlying options owned by Mr. Crews that are not presently exercisable.

(4) Includes 140,417 shares held by Robert E. LaJoie, as General Partner to a family limited partnership, and 32,764 shares underlying presently exercisable options owned by Mr. LaJoie. Excludes 936 shares of Common Stock underlying options owned by Mr. LaJoie that are not presently exercisable.

(5) Includes 27,303 of Common Stock underlying presently exercisable options owned by Mr. Reiser. Excludes 780 shares of Common Stock underlying options owned by Mr. Reiser that are not presently exercisable.

(6) Includes 952,381 shares of Common Stock underlying presently convertible notes.

(7) Includes 293,471 shares of Common Stock underlying presently exercisable warrants.

(8) Includes 188,159 shares of Common Stock underlying presently exercisable warrants.

(9) Includes 56,167 shares of Common Stock underlying presently exercisable warrants.

(10)Includes 1,321,883 shares of Common Stock and 56,167 shares of Common Stock underlying presently exercisable warrants beneficially owned through V&C Energy Limited Partnership, of which Vlasic Investments is the limited partner. Mr. Vlasic is the Managing Director of Vlasic Investments. Mr. Vlasic disclaims any beneficial ownership of shares held by V&C Energy Limited Partnership. Includes 27,303 shares of Common Stock underlying presently exercisable options assigned by Mr. Vlasic to Vlasic Investments. Excludes 780 shares of Common Stock underlying options assigned by Mr. Vlasic to Vlasic Investments that are not presently exercisable.

(11)Includes 320,903 shares of Common Stock beneficially owned through Encap Equity 1996 Limited Partnership, of which Encap Investments L.C. is the general partner. Also includes 106,968 shares of Common Stock beneficially owned through Energy Capital Investment Company PLC, for which EnCap Investments L.C. serves as investment advisor. Encap Investments L.C. disclaims any beneficial ownership of shares held by Encap Equity 1996 Limited Partnership or Energy Capital Investment Company PLC.

                      PROPOSAL 1. ELECTION OF DIRECTORS

BOARD AND COMMITTEE ACTIVITIES - STRUCTURE AND COMPENSATION

      The Company's operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board's two current standing committees, the Executive Committee and the Audit/Compensation Committee. During the fiscal year ended December 31, 1998, the Board of Directors held two (2) meetings, the Audit Committee held one (1) meeting and the Compensation Committee held one (1) meeting. Incumbent members of the Board attended or participated in at least 75% of the aggregate number of (i) Board meetings and
(ii) committee meetings held by all committees of the Board on which he served.

      The Executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board is not practicable or necessary. The Executive Committee is currently comprised of Messrs. Lodzinski, Crews, LaJoie and Vlasic.

      The Audit Committee recommends to the Board the independent accountants of the Company and reviews the Company's annual report on Form 10-KSB, internal controls and accounting operations and any transactions of the Company in which management or controlling persons of the Company have an interest. The Compensation Committee is responsible for formulating and adopting or recommending to the Board executive compensation plans and policies, including those relating to incentive compensation and benefits. The Audit Committee is currently composed of Messrs. LaJoie and Reiser. The Compensation Committee is composed of Messrs. LaJoie and Reiser.

      Directors who are not employed by the Company are authorized to be paid a fee of $1,000 for each meeting of the Board of Directors attended (including Committee meetings, if any, held in conjunction therewith). The Company reimburses each Director for his actual and necessary expenses reasonably incurred in connection with attending meetings of the Board and its Committees.

NOMINEES

      At the meeting, six nominees are to be elected by the holders of Common Stock to the Company's Board of Directors pursuant to the classification provisions to be approved at this Annual Meeting. This group of directors will become the Class A Directors upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of Nevada. Group One will hold office until the Annual Meeting of Shareholders in 2000, and be elected for a three-year term thereafter, Group Two will hold office until the Annual Meeting of Shareholders in 2001, and be elected for a three-year term thereafter, and Group Three will hold office until the Annual Meeting of Shareholders in 2002, and be elected for a three-year term thereafter. If the amendment to the Articles of Incorporation is not approved, all Directors shall serve until the Annual Meeting of Shareholders in 2000. Group One Directors are Messrs. Reiser and LaJoie, Group Two Directors are Messrs. Hoehn and Vlasic, and Group Three Directors are Messrs. Lodzinski and Crews. For a discussion of the effects of classification, please see: Proposal 3 - Approval of the Amended and Restated Articles of Incorporation - Classification of Directors, below. Unless your proxy specifies otherwise, or withholds authority to vote for one or more nominees named thereon and described below, it is intended that the shares represented by your proxy will be voted for the election of these six nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable.

      Set forth below are the names, ages, terms and positions of the Directors and Executive Officers of the Company.

NAME                     AGE      TERM    POSITION WITH THE COMPANY
----                     ---      ----    -------------------------
Frank A. Lodzinski       50       2002    Chairman of the Board, President and
                                          Chief Executive Officer, Director
Jerry M. Crews           49       2002    Secretary, Executive Vice President,
                                          Director
T. W. Hoehn III          49       2001    Director
Robert E. LaJoie         74       2000    Director
Thomas A. Reiser         48       2000    Director
Michael A. Vlasic        39       2001    Director

      FRANK A. LODZINSKI has been Chairman of the Board, President, Chief Executive Officer, and a Director of the Company since the Merger. He has been President and a Director of Cliffwood since he founded a predecessor entity and commenced operations in February 1996. From January 1992 to February 1995, he served as President and a Director of Hampton Resources Corporation, a public corporation which he co-founded. From February 1995, when Hampton was sold to Bellwether Exploration Company, to February 1996, he was self-employed and was a consultant to Bellwether Exploration Company. From 1984 to 1992, Mr. Lodzinski was engaged in the oil and natural gas business through Energy Resource Associates, Inc., a closely-held Texas corporation which he owned and controlled. Prior to 1984, he was employed in public accounting with Arthur Andersen & Co. and in various capacities with independent oil and gas companies. He is a Certified Public Accountant and holds a BSBA degree from Wayne State University.

      JERRY M. CREWS has been an Officer and Director of the Company since the Merger and was an Officer and Director of Cliffwood since April 1996. For the preceding 12 years he was an Officer of Citation Oil & Gas Corp. and was responsible for all production operations. His experience includes acquisitions, drilling and development operations in most of the producing basins of the United States. Prior experience was with Conoco and Lear Petroleum. He holds a B.S. in Petroleum Engineering from Texas A&M University.

      T. W. HOEHN, III has been a Director of the Company since 1984. He is President and General Manager of Hoehn Motors, Inc., a multi-line automobile agency located in Carlsbad, California, where he has been employed since 1975. He is a graduate of Stanford University.

      ROBERT E. LAJOIE has been a Director of the Company since the Merger and was a Director of Cliffwood since July 1996. Mr. LaJoie retired in 1977 and is a private investor with more than forty years experience in the oil and natural gas, real-estate and food services industries. He is a graduate of the University of Michigan.

      THOMAS A. REISER has been a Director the Company since the Merger and was a Director of Cliffwood since April 1996. For more than the past five years he has served as Chairman and President of Technical Risks, Inc., a private insurance brokerage firm which he founded. He is a graduate of the College of William and Mary.

      MICHAEL A. VLASIC has been a Director of the Company since the Merger and was a Director of Cliffwood since July 1996. For more than the past five years, he has been a principal with Vlasic Investments L.L.C. He is a graduate of Brown University.

                                  MANAGEMENT

EXECUTIVE OFFICERS

      The executive Officers of the Company serve at the pleasure of the Board of Directors and are subject to appointment by the Board. The Company currently has two Executive Officers, Frank A. Lodzinski, who has been President and Chief Executive Officer of the Company since the Merger, and Jerry M. Crews, who has been Secretary and Executive Vice President since the Merger. For further information regarding Messrs. Lodzinski and Crews, please refer to "Election of Directors" above.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table reflects all forms of compensation for each of the years ended December 31, 1998, 1997 and 1996 for Ruben Medrano who served as Chief Executive Officer until the merger and Frank A. Lodzinski who has served and continues to serve as Chief Executive Officer since the merger. In 1998, no executive officer had salary and bonus that exceeded $100,000.

                                                                                LONG TERM COMPENSATION
                                                                          ----------------------------------
                                           ANNUAL COMPENSATION               AWARDS                  PAYOUTS
                                   ------------------------------------   ------------               -------
                                                                                        SECURITIES
                                                                                        UNDERLYING
                                                           OTHER ANNUAL    RESTRICTED    OPTIONS/     LTIP      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR  SALARY    BONUS   COMPENSATION   STOCK AWARDS    SARS(#)    PAYOUTS  COMPENSATION
---------------------------        ----  ------    -----   ------------   ------------  ----------   -------  ------------
1999
Frank A. Lodzinski...............  1998  $58,500     --         --             --          --          --          --
   Chairman of the Board,........  1997    --        --         --             --          --          --          --
   President and Chief Executive
Officer (1)
Ruben Medrano....................  1997  $72,940  $10,000    $18,235           --          --          --          --
   Former President and..........  1996  $67,700     --      $28,800           --          --          --          --
   Chief Executive Officer (2)

(1) Mr. Lodzinski became Chairman of the Board, President and Chief Executive Officer on December 31, 1997. Mr. Lodzinski received no compensation from Texoil in 1997. Mr. Lodzinski voluntarily reduced his salary in April 1998, from $90,000 to $48,000 as part of a corporate initiative to reduce general and administrative costs in response to significant declines in oil prices. In July 1999, Mr. Lodzinski's salary was increased to $100,000 per annum.

(2) Mr. Medrano resigned as President and Chief Executive Officer effective December 31, 1997.

CLIFFWOOD OPTIONS

    Prior to the Merger, Cliffwood granted options to purchase 573,000 shares of Common Stock under Cliffwood's 1997 Stock Option Plan and Non-Employee Director Stock Option Plan. Pursuant to the Merger Agreement, these options were canceled and replaced by options to purchase 6.74 shares of Texoil Common Stock for every share that could have been purchased under the Cliffwood plans. In June 1999 these options were adjusted for the net 1-for-6 reverse stock split, and the table below reflects the number of shares underlying total options and related adjusted exercise price after the split. See "Reverse Stock Split," above.

    No new options were granted in 1998. The following table sets forth additional information with respect to these stock option grants.

                                                                                   PERCENT OF TOTAL
                                                                                     OPTIONS/SARS
                                       NUMBER OF                                      GRANTED TO
                                     TEXOIL SHARES         EXERCISE OR BASE            EMPLOYEES
                                      UNDERLYING            PRICE ($/SHARE)            EFFECTIVE            EXPIRATION DATE
         NAME                       OPTIONS GRANTED                                 JANUARY 1, 1997
-----------------------           -------------------     -------------------     -------------------     -------------------
Frank A. Lodzinski................      112,333                  $3.12                   21.1%                August 2007
Francis M. Mury...................      101,100                  $3.12                   18.9%                August 2007
Jerry M. Crews....................      101,100                  $3.12                   18.9%                August 2007
Peggy C. Simpson..................       39,317                  $3.12                    7.4%                August 2007
Mandel C. Selber..................       28,083                  $3.12                    5.3%                August 2007
Ralph D. Hollingshead.............       22,467                  $3.12                    4.2%                August 2007

OPTION EXERCISES AND YEAR-END VALUES

   Information on the options issued to Cliffwood employee option holders is presented in the following table.

                                         NUMBER OF SECURITIES UNDERLYING             VALUE OF UNEXERCISED IN-THE-MONEY
                                  UNEXERCISED OPTIONS/SARS AT DECEMBER 31, 1998      OPTIONS/SARS AT DECEMBER 31, 1998
                                  ---------------------------------------------      ---------------------------------
           NAME                                        (1)
           ----
                                  EXERCISABLE                     UNEXERCISABLE      EXERCISABLE         UNEXERCISABLE
                                  -----------                     -------------      -----------         -------------
Frank A. Lodzinski                     74,889                            37,445          $17,973                $8,987
Francis M. Mury                        67,400                            33,700          $16,176                $8,088
Jerry M. Crews                         67,400                            33,700          $16,176                $8,088
Peggy C. Simpson                       26,211                            13,106          $ 6,291                $3,145
Mandel C. Selber                       18,722                             9,361          $ 4,493                $2,247
Ralph D. Hollingshead                  14,978                             7,489          $ 3,595                $1,797

(1) Shares have been adjusted to reflect the net 1-for-6 reverse stock split implemented by the Company in June 1999.

EMPLOYMENT AGREEMENT

      Mr. Lodzinski is employed under an agreement pursuant to which he receives an annual salary of $90,000, subject to increases at the discretion of the Board of Directors, and a bonus at the sole discretion of the Board of Directors. Mr. Lodzinski voluntarily reduced his salary in 1998 to $48,000, and the Board increased his salary in July 1999 to $100,000. The Employment Agreement also provides for the grant of options to purchase Common Stock. This Employment Agreement expires January 1, 2001. The Employment Agreement is expected to be superseded by a new contract as part of the Preferred Stock Purchase Agreement proposed for shareholder approval as part of this proxy solicitation.

CERTAIN TRANSACTIONS

     The Company is the operator for certain properties and prospects where affiliates of Resource Investors Management Company ("RIMCO") have a direct or indirect interest. Through approximately September 30, 1999 the Company was the operator and direct owner of a 12% working interest in the East and West Refugio prospects located in Refugio County, Texas. Certain affiliates of RIMCO also have direct working interests in these prospects. Through September 30, 1999 the Company has provided certain operating and administrative services, for a monthly fee, to an affiliate of RIMCO related to the operation of certain fields located in Montana and North Dakota. All operating and management fees charged by the Company to related parties are arms-length and based on rates for comparable services prevailing in the industry.

REQUIRED VOTE

       Only holders of Common Stock as of the Record Date will be entitled to vote in person or by proxy at the meeting. A majority of issued and outstanding shares of Common Stock as of the Record Date represented at the meeting in person or by proxy will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Provided that a quorum is present at the meeting, the six Director nominees who receive the greatest number of votes cast for election by Shareholders entitled to vote therefore, whether or not an actual majority of shareholders, will be elected Directors. Votes withheld in connection with the election of one or more Director nominees will not be counted as votes cast for such individuals. With respect to Proposal 3, under Nevada law approval of the amendments requires a favorable vote by a majority of the issued and outstanding shares. Abstentions or withheld votes in connection with Proposal 3 will therefore count as a "no" vote. Proposals 2 and 4 may be approved under Nevada law if more votes are cast in favor than against. The members of the Board of Directors control the voting of approximately 1,924,594 shares, or 29.4%, of the Common Stock issued and outstanding and entitled to vote, and the members intend to vote in favor of the nominees for Directors and all of these proposals. Votes will be tabulated by the Secretary of the Company and the results will be certified by the inspector of election, who is required to resolve impartially any interpretive questions as to the conduct of the vote. In tabulating votes, a record will be made of the number of shares (a) voted for each nominee or proposal, (b) with respect to which authority to vote for each nominee or proposal has been withheld, and (c) present at the meeting but not voting.

OWNERSHIP REPORTS

       Section 16(a) of the 1934 Act requires the Company's Officers, Directors and persons who own more than 10% of its Common Stock to file with the Securities and Exchange Commission reports of their ownership and changes of ownership of Common Stock. These persons are required to furnish the Company copies of all Section 16(a) reports that they file. Based solely upon a review of reports and related written representations received by it, the Company believes that all required reports were filed on a timely basis during and in respect of the fiscal year ended 1998.

PROPOSALS FOR SHAREHOLDER APPROVAL

       The following material sets forth three proposals, one concerning the approval of the Preferred Stock Purchase Agreement pursuant to which Series A Preferred Stock would be issued for cash and in connection with the payment-in-kind dividends, one concerning the approval of Amended and Restated Articles of Incorporation, which include (i) an amendment to classify the Board of Directors into Class A Directors and Class B Directors, with the Class A Directors to be elected by the record holders of Common Stock and to be further classified into three groups of two Directors each (subject to reduction as set forth in Proposal 3) with each group serving for three years and one group to be elected each year and the Class B Directors to be elected by the record holders of the Series A Preferred Stock or Class B Common Stock; (ii) provisions to provide that the voting power of individual directors in classes of directors may be greater than or less than that of other individual directors or classes of directors; (iii) an amendment to create Class B Common Stock to which the Series A Preferred Stock may be automatically converted; (iv) an amendment to increase the amount of Preferred Stock authorized; (v) an amendment to add additional indemnification provisions to increase the rights of members of the Board of Directors, and (vi) an amendment to state that the Company's Bylaws cannot be altered or amended in a way that would undermine the intent or provisions of the Amended and Restated Articles of Incorporation, and a third to approve Arthur Andersen, L.L.P. as the Company's independent accountant. The current Board of Directors controls the voting of approximately 1,924,594 shares of Common Stock or 29.4% of the shares issued and outstanding and entitled to vote. The Directors intend to vote all of their shares in favor of each proposal, and it is likely that the proposals will be adopted.

        PROPOSAL 2. APPROVAL OF THE PREFERRED STOCK PURCHASE AGREEMENT
                   AND ISSUANCE OF SERIES A PREFERRED STOCK


    On October 12, 1999, Quantum Energy Partners, LP ("Quantum"), V&C Energy Limited Partnership ("V&C"), EnCap Equity 1996 Limited Partnership ("EnCap"), Energy Capital Investment Company PLC ("Energy Capital"), Arthur L. Smith, Paul
B. David, Thomas A. Reiser and Jerry M. Crews (all collectively referred to as "Investors") entered into a Preferred Stock Purchase Agreement ("Agreement") with Texoil to purchase 2,750,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") at a purchase price of $8.00 per share for an aggregate purchase price of $22,000,000. The Series A Preferred Stock is convertible into Common Stock on a two-for-one basis at any time at the Investor's option (subject to anti-dilution adjustments). The Series A Preferred Stock is automatically convertible into Class B Common Stock on a two-for-one basis (subject to anti-dilution adjustments) at any time after December 31, 2002, if the Company exceeds certain net equity value targets. The Class B Common Stock is convertible into Common Stock on a one-for-one basis (subject to anti-dilution adjustments) at any time at the Investor's option. The Series A Preferred Stock will vote as a separate class on all matters as required by Nevada law and on certain matters as set forth in the Certificate of Designation, and will vote according to the number of shares of Common Stock into which it will convert. Class B Common Stock has the same voting rights as Common Stock, except for the right to elect Class B Directors. According to NASD rules, the Company is required to obtain shareholder approval of the Preferred Stock Purchase Agreement because it involves the issuance by the Company of securities convertible into Common Stock equal to more than 20% of the Common Stock outstanding before such issuance for a purchase price less than the greater of book value or market value of the Common Stock. The issuance of 5,500,000 shares of Common Stock today would constitute 45.6% of the issued and outstanding Common Stock. The net proceeds from the sale of the Series A Preferred Stock will be applied to the repayment of outstanding indebtedness of the Company, including the redemption of the $10,000,000 convertible notes held by RIMCO. See "Security Ownership of Certain Beneficial Owners and Management," above.

    The following is a summary of the principal terms of the Agreement. The Registration Rights Agreement, Indemnification Agreement and Employment Agreements referred to below are an integral part of this financing and are included as exhibits to the Agreement.

      o PURCHASE AND SALE OF SECURITIES - Each of the Investors will purchase the number of shares specified in the Agreement for cash. The issuance will total 2,750,000 shares of Series A Preferred Stock at $8.00 per share, for an aggregate consideration of $22,000,000.

      o DIVIDENDS - Holders of the Series A Preferred Stock are entitled to receive dividends at a rate of 9% per annum payable quarterly. Dividends may be paid in cash or in additional shares of Series A Preferred Stock priced at the original issue price. The single largest purchaser of Series A Preferred Stock intends to elect to receive its dividends in kind, which is expected to result in a minimum issuance of approximately 352,700 additional shares of Series A Preferred Stock during the two-year period following the closing of the Preferred Stock Purchase Agreement.

      o CONVERSION - The Investors may convert each share of Series A Preferred Stock into two shares of Common Stock. The Certificate of Designation provides for an automatic conversion after December 31, 2002, into Class B Common Stock upon reaching a "net equity value" goal of $121,500,000 and a net equity value per share of at least $10.00 (both according to formulas set forth therein). These conversion rates are subject to adjustment for anti-dilution rights and in the event of a subdivision, combination, consolidation, reorganization or reclassification of the Common Stock, as specified in the Certificate of Designation.

      o LIQUIDATION PREFERENCE - In the event of a liquidation, dissolution or winding-up of the Company, the holders of the Series A Preferred Stock will be entitled to receive distributions as set forth in the Certificate of Designation prior to any distributions being paid to the holders of the Common Stock or any other class or series of capital stock of the Company.

      o VOTING RIGHTS - The holders of Series A Preferred Stock will be entitled to vote as a separate class on matters as required by Nevada law and on certain matters set forth in the Certificate of Designation and will be entitled to elect and have the voting power of the Class B Directors. See "Conduct of Business After Closing" below. The holders of Class B Common Stock will vote with Common Stock except they will have the right to elect and have the voting power of the Class B Directors.

      o BOARD OF DIRECTORS - The maximum number of members of the Board of Directors will be increased to nine and the Board of Directors will be classified into two classes consisting of up to six Class A Directors and up to three Class B Directors. The Class A Directors will be further classified into three groups of two Directors each (subject to reduction as set forth in Proposal 3), with each group serving for three years and one group to be elected each year. The Class A Directors will be elected by the holders of Common Stock and the Class B Directors will be elected by the holders of Series A Preferred Stock or Class B Common Stock. The Class A Directors will have a total of six votes (subject to reduction as set forth in Proposal 3), to be divided equally among the Class A Directors then holding office. The Class B Directors will have a total of three votes (subject to increase as set forth in Proposal
         3), to be divided equally among the Class B Directors then holding office.

      o REGISTRATION RIGHTS - Holders of the Series A Preferred Stock are entitled to up to three demand registrations, giving Investors the right to have their securities registered with the Securities and Exchange Commission and have certain "piggy-back rights" to have their securities included in other registrations of the Company's securities.

      o PARTICIPATION OF MAJOR SHAREHOLDERS, OFFICERS AND DIRECTORS - Frank A. Lodzinski, President and Chief Executive Officer, and Michael A. Vlasic, a Director, both through their interest in the V&C Energy Limited Partnership, Jerry M. Crews, Executive Vice President and Director, Energy Capital Investment Company PLC and EnCap Equity 1996 Limited Partnership, affiliates of El Paso Capital Investment Company, LLC and Thomas A. Reiser, Director, are all current holders of Common Stock of the Company and will participate in the purchase of Series A Preferred Stock, purchasing 843,750 shares thereof pursuant to the terms and conditions of the Preferred Stock Purchase Agreement. Collectively, these Investors currently own 32.2% of the issued and outstanding Common Stock of the Company and will vote in favor of the Preferred Stock Purchase Agreement and the related issuance of the Series A Preferred Stock.

      o EMPLOYMENT AGREEMENT - Frank A. Lodzinski will enter into an Employment Agreement and continue as President and Chief Executive Officer of Texoil. Jerry M. Crews, Francis M. Mury and Peggy C. Simpson would also enter into Employment Agreements and remain Officers of the Company.

      o REPRESENTATIONS AND WARRANTIES - The Agreement contains customary representations and warranties regarding corporate authority and existence, as well as representations and warranties regarding financial condition, capitalization, liabilities, employee matters, material contracts, insurance, title to properties, environmental matters, taxation, investments, year 2000 compliance, ownership of data and other matters relevant to the Company and Investors.

      o INDEMNIFICATION - The Investors have required that the Company enter into an Indemnification Agreement with each Class B Director of the Company, to grant rights beyond those available under the applicable Nevada law, and the Company intends to offer the same arrangement to all of its Directors. In addition to these Indemnification Contracts, the Articles of Incorporation (see Proposal 3 below), as well as to the Bylaws of Texoil will be amended to increase the indemnification provisions. The Preferred Stock Purchase Agreement also contains mutual indemnification provisions in the event of breach by any party. The Preferred Stock Purchase Agreement also provides for a reduction in the conversion price of the Series A Preferred Stock in the event of any inaccuracy in or breach or nonperformance of the agreements, covenants, representations or warranties made or to be performed by the Company pursuant to the terms of the Preferred Stock Purchase Agreement.

      o GOVERNING LAW - The Preferred Stock Purchase Agreement is to be governed by and construed in accordance with the laws of the state of Texas.

      o CONDUCT OF BUSINESS AFTER CLOSING - The holders of Series A Preferred Stock will have certain approval rights related to (i) the creation of any new class or series of securities or the issuance of any securities that have preference over, or are on parity with, the Series A Preferred Stock; (ii) the issuance of capital stock (or convertible securities) for a consideration less than 150% of the conversion price then in effect for the Series A Preferred Stock; (iii) the redemption or repurchase of capital stock; (iv) the authorization or payment of dividends; (v) the undertaking, entering into or consummation of (A) a consolidation or merger of the Corporation with or into any other corporation or business entity in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction do not continue to hold more than fifty percent (50%) of the total voting securities of the surviving entity outstanding immediately after such transaction, (B) the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or (C) the liquidation, dissolution, winding-up or reorganization of the Corporation; (vi) the entering into or modification of any commodity hedge transaction at a price below $17.50 per barrel for crude oil or $2.10 per MMBtu for natural gas; (vii) any amendment to alter the rights, preferences or privileges of Series A Preferred Stock; and
         (viii) the amendment of the Articles of Incorporation, Bylaws or the Certificate of Designation.

      The following table sets forth the current holdings of Common Stock by parties participating in the Series A Preferred Stock Agreement and the number of shares of Common Stock they would hold if their Preferred Stock was converted to Class A Common Stock.

                                                                                      PREFERRED       HOLDINGS OF COMMON STOCK IF
                     INVESTORS                       CURRENT HOLDINGS OF CLASS A        SHARES       PREFERRED SHARES ARE CONVERTED
                                                            COMMON STOCK              PURCHASED            TO CLASS A COMMON
                                                   ------------------------------- ---------------- --------------------------------
                                                                     PERCENT OF                                         PERCENT OF
                                                       SHARES           TOTAL                             SHARES          TOTAL
                                                                     OUTSTANDING                                       OUTSTANDING
                                                   --------------- --------------- ---------------- ------------------ -------------
Quantum Energy Partners                                          -            0.0%        1,875,000          3,750,000         31.1%
V&C Energy Limited Partnership                           1,321,883           20.2%          456,250          2,234,383         18.5%
EnCap Equity 1996 Limited Partneship                       320,904            4.9%          281,250            883,404          7.3%
Energy Capital Investment Company PLC                      106,968            1.6%           93,750            294,468          2.4%
Arthur L. Smith                                                834            0.0%           12,500             25,834          0.2%
Paul B. David                                               62,159            0.9%           18,750             99,659          0.8%
Thomas A. Reiser                                            48,303            0.7%            6,250             60,803          0.5%
Jerry M. Crews                                             274,902            4.2%            6,250            287,402          2.4%
                                                   --------------- --------------- ---------------- ------------------ -------------
               Total of Participants                     2,135,953           32.5%        2,750,000          7,635,953         63.2%
   All Other Issued & Outstanding Class A Common         4,419,173           67.5%                           4,419,173         36.8%
                                                   --------------- ---------------                  ------------------ -------------
    Total Outstanding and Convertible Preferred          6,555,126          100.0%                          12,055,126        100.0%
                                                   =============== ===============                  ================== =============

      The Board of Directors recommends that the shareholders vote FOR the proposal to approve the Preferred Stock Purchase Agreement and the issuance of Series A Preferred Stock. This proposal will be adopted if more shareholders vote for it than against it. The current Board of Directors controls the voting of approximately 1,924,594 shares, or 29.4%, of the Common Stock issued and outstanding and entitled to vote. The Directors intend to vote all of their shares in favor of this proposal.

         PROPOSAL 3. APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF
                                INCORPORATION

      Proposal 3 is a proposal to approve the Amended and Restated Articles of Incorporation. The Company has restated its Articles and added four amendments. Adoption of Proposal 3 will adopt all amendments. If you do not wish to vote FOR any amendment, you must vote against the entire Amended and Restated Articles of Incorporation.

INDEMNIFICATION AMENDMENTS

      The amendments proposed in connection with the indemnification provisions of the Amended and Restated Articles of Incorporation are designed to complement and implement the Indemnification Agreements to be entered into pursuant to the terms of the Preferred Stock Purchase Agreement. Originally, the Articles of Incorporation had no indemnification provisions, and prior management adopted a rudimentary indemnification provision.

      The proposed amendment initially duplicates the grant of the indemnification rights as currently found in the laws of the State of Nevada, with the proviso that the permissive verb "may" has been altered to the mandatory verb "shall," in connection with the grant of rights. The Amendment further strengthens the Directors' right to request and receive advancement of expenses prior to final disposition of any action. Finally, the amendment specifically requires the Company to use its best efforts to purchase and maintain insurance on behalf of the Directors and to make any other financial arrangements, including a trust, self-insurance, granting liens in company assets or the establishment of a guaranty or a letter of credit.

CLASSIFICATION OF THE BOARD OF DIRECTORS

      The Company is proposing this amendment to classify the Board of Directors to provide representation on the Board for the holders of Series A Preferred Stock or Class B Common Stock, to ensure the respective voting rights of Class A and Class B Directors and to provide for continuity of management. The proposal to classify the Class A Directors of the Board together with the provision that Class A Directors may only be removed for cause, may have the effect of prohibiting an outside third party from gaining control of the Board or the Company, thereby perpetuating control by current management. The Board is not aware of any current specific effort to attempt to gain control of the Company.

      This proposal is to amend the Articles of Incorporation to divide the Board of Directors into Class A Directors and Class B Directors, with the Class A Directors to be elected by the record holders of Common Stock and the Class B Directors to be elected by the record holders of the Series A Preferred Stock or Class B Common Stock. The Class A Directors shall be further subdivided into three groups of two Directors each (subject to reduction as set forth below) with each group serving for three years and one group to be elected each year. Initially, the Board would consist of six Class A Directors elected in staggered terms of three years each and three Class B Directors elected by the record holders of Series A Preferred Stock or Class B Common Stock. The Class B Directors would have three votes (subject to change upon a "Trigger Event"), while Class A Directors would have six votes (subject to a "Trigger Event"). The holders of Common Stock may reduce the number of Class A Directors, while maintaining the total number of six votes divided equally among the Class A Directors then holding office and the holders of Series A Preferred Stock or Class B Common Stock may also reduce the total number of Class B Directors and retain three votes divided equally among the Class B Directors then holding office. Upon a Trigger Event, this allocation of voting rights would reverse and Class A Directors would have three votes divided equally among the Class A Directors then holding office and Class B Directors would have six votes divided equally among the Class B Directors then holding office. The number of Class A Directors would be reduced to three over a period of time by electing only one director per group. A Trigger Event may occur beginning in 2005, and is defined in the Certificate of Designation of Series A Preferred Stock. It may occur nine months after a Liquidation Notice by the record holders of Series A Preferred Stock (the earliest possible date being January 1, 2005).

      The present Articles of Incorporation are silent on the matter of election of Directors and, accordingly, under applicable law, all Directors are to be elected to the Board annually for a term of one year. Directors of the Company are elected by a plurality of the votes cast in an election of directors at any annual or special meeting of the shareholders. The Company's Articles of Incorporation do not permit cumulative voting for directors.

      Classifying the Class A Directors into groups serving staggered terms will extend the time required to change the composition of a majority of the Class A Directors. Presently, a change in composition of the Board of Directors can be made by shareholders of a majority of the Company's Common Stock voting at a single meeting. With Class A Directors, it will take holders of Common Stock at least two annual meetings to change the composition of a majority of the Class A Directors, since only one-third of the number of directors will be elected at each meeting. Holders of Common Stock may not elect or remove Class B Directors. Because of the additional time required to change the composition of the Board, classification of the Board also may make the removal of incumbent Class A Directors more difficult.

      Since the classified Class A Directors, along with the existence of Class B Directors, will increase the time required for a third party to obtain control of the Company without the cooperation of the Board of Directors, it may tend to discourage certain tender offers, including perhaps some tender offers that some shareholders may feel would be in their best interest. The Board of Directors believes, however, that classification of the Board will provide the Board with more time to evaluate any takeover proposal and thus enable it to better protect the interests of the Company and the remaining shareholders. The Board is not aware of any current specific effort to attempt to gain control of the Company. Although the proposed amendment would not impede an acquisition of the Company approved by the Board, adoption of the amendment may affect the ability of the shareholders of the Company to change the composition of the incumbent Board, to affect its policies generally and to benefit from transactions which are opposed by the incumbent Board.

      Section I of Article III of the Company's current Bylaws provides that the number of directors constituting the Board of Directors of the Company shall be seven. There was one vacancy on the current Board of Directors. Under Nevada law, generally, the number of directors may be fixed or changed from time to time, within the variable range established in the Bylaws, by the shareholders or by the Board of Directors. This amendment would prohibit the Board of Directors from altering the number of votes of Directors in each Class of the Board, while permitting a variable number of Directors who exercise those votes. The proposal will establish the maximum size of the current Board of Directors to be nine directors to be divided into Class A (up to six) and Class B (up to three), and will increase the number of directors, effective as of the 1999 Annual Meeting of Shareholders, from seven to nine.

      This provision, together with the provisions hereafter discussed regarding the filling of vacancies on the Board and restrictions on removal of incumbent directors, may make it more difficult for a controlling shareholder to obtain representation quickly by enlarging the Board and filling the directorships with its own nominees.

      Currently, any director may be removed, with or without cause, by not less than two-thirds of the voting power of the shares entitled to elect directors and newly-created directorships and vacancies may be filled by a plurality vote of the shareholders or a majority vote of the Board of Directors. Under the proposal, Class B Directors may only be elected by the holders of a majority of the outstanding shares of Series A Preferred Stock or Class B Common Stock, and may be removed with or without cause, only by vote of the holders of two-thirds of the voting power of such Class or Series. The amendment provides that Class A Directors may be removed only for cause by the vote of the holders of two-thirds of the voting power of the Common Stock and that any vacancy on the existing Class A Director positions occurring during the course of the year may be filled by a majority vote of the remaining Class A Directors, whether or not a quorum. Nevada law requires a vote of two-thirds of the shares entitled to vote to remove a director. Class A Directors may not create and fill new directorships or otherwise fill vacancies, except in accordance with the Articles of Incorporation.

      This provision, together with the provision for classification of the Board of Directors and the other proposed amendments, would make it more difficult and more time consuming for shareholders to replace a majority of the directors. These provisions are intended to ensure the respective voting rights of Class A Directors and Class B Directors.

      The Company's Articles of Incorporation and Bylaws do not currently contain any other conventional anti-takeover provisions, and the Company has no current plans to submit further proposals to shareholders with a possible "anti-takeover" effect.

CREATION OF CLASS B COMMON STOCK

            The Amended and Restated Articles of Incorporation create 10,000,000 shares of Class B Common Stock. Class B Common Stock is the class of common stock into which the Series A Preferred Stock will automatically convert upon the Company meeting certain financial goals. The Board of Directors created a separate class of Common Stock to preserve the rights of the holders of the Series A Preferred Stock following an automatic conversion to elect Class B Directors and maintain the right to control the Board upon the occurrence of a Trigger Event or the passing of six years from the date of closing the Preferred Stock Purchase Agreement.

      Class B Common Stock is only issuable upon the Mandatory Conversion of the Series A Preferred Stock pursuant to Section 4(b) of the Certificate of Designation. All outstanding shares

Company meets or exceeds certain financial goals after December 31, 2002. Conversion into Class B Common Stock is mandatory if the Net Equity Value equals or exceeds $121,500,000 and the Company's Net Equity Value per share (calculated on a fully diluted basis) equals or exceeds $10.00. Net Equity Value is calculated by a formula that is the sum of reserve values of proved oil and gas reserves calculated as specified in the Certificate of Designation, plus the Company's current assets, less current liabilities and long term liabilities (exclusive of deferred taxes). There is a mechanism for the holders of the Series A Preferred Stock and the Board of Directors to use an independent valuation if there is more than a 10% variance (based on the lowest price)in the net equity values.

      Holders of Class B Common Stock will have the right to elect Class B Directors. Class B Common Stock will not have anti-dilution protection, but will be adjusted upon the reclassification, subdivision, combination or consolidation of the Common Stock. Class B Common Stock is fully convertible into Common Stock on a one-for-one basis at any time upon the request of the holder thereof.

PREFERRED STOCK

      The Company is currently authorized to issue up to 5,000,000 shares of Preferred Stock. The relative rights, preferences, designations, dividends and so forth may be determined by the Board of Directors and series of this Preferred Stock issued upon resolution of the Board of Directors and filing of a Certificate of Designation with the Secretary of State of the State of Nevada. Pursuant to existing authorized Preferred, the Company, through its Board of Directors, will create and issue the Series A Preferred Stock. The Board, however, is proposing to amend the Articles of Incorporation to create an additional amount of 5,000,000 shares of Preferred Stock in order to assure enough preferred stock to issue in the event of in-kind dividends and any other adjustments of Series A Preferred Stock, as well as to have sufficient Preferred Stock to permit future transactions. There are no current plans (aside from the issuance of the Series A Preferred Stock) to issue any of the newly created Preferred Stock.

ARTICLE VIII

      Article VIII would be amended to read as follows: "The Directors shall have the power to make, alter or repeal from time to time the Bylaws of the Corporation in any manner not inconsistent with the law, these Articles or the Certificate. Bylaws so made by the Directors under the powers so conferred may be altered, amended, or repealed by the Directors or the shareholders in any manner not inconsistent with the law, these Articles or the Certificate, at any meeting called and held for that purpose."

      The Board of Directors recommends that the shareholders vote FOR the Proposal to Approve the Amended and Restated Articles of Incorporation. Adoption of these amendments to the Articles of Incorporation requires the affirmative vote of at least 51% of the issued and outstanding shares of the Company's Common Stock. A failure to vote either by not returning the proxy or checking the "Abstain" box will have the same effect as a "no" vote. The Board of Directors controls the voting of approximately 1,924,594 shares, or 29.4%, of the Common Stock issued and outstanding and entitled to vote. The Directors intend to vote all of their shares in favor of this proposal.

               PROPOSAL 4. APPROVAL OF INDEPENDENT ACCOUNTANTS

      The Company has engaged Arthur Andersen LLP as its independent accountants as of March 4, 1998. Arthur Andersen LLP served as auditors of Cliffwood Oil & Gas Corp., prior to its merger with the Company. The Audit Committee recommends that Arthur Andersen LLP be appointed as the independent accountant for the year ending December 31, 1999. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

      The Board of Directors recommends that the shareholders vote FOR the Proposal to Approve the Independent Accountants. This proposal will be adopted if more shareholders vote for it than against it. The Board of Directors controls the voting of approximately 1,924,594 shares, or 29.4%, of the Common Stock issued and outstanding and entitled to vote. The Directors intend to vote all of their shares in favor of this proposal.

                                OTHER MATTERS

STOCKHOLDER PROPOSALS

      Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 2000 annual Shareholders' meeting must submit the proposal to the Company on or before February 29, 2000. Any such proposals should be timely sent by certified mail, return receipt requested, to the Secretary of the Company, 110 Cypress Station Drive, Suite No. 220, Houston, Texas, 77090-1629.

AVAILABILITY OF ANNUAL REPORT AND RELATED FINANCIAL INFORMATION

      The Company has previously furnished to all of its shareholders and otherwise or made available a copy of its annual report on Form 10-KSB for the fiscal year ended December 31, 1998, and its quarterly report on Form 10-QSB for the period ended March 31, 1999. The Form 10-QSB for the period ended June 30, 1999 has been made available and is being sent to shareholders along with this proxy statement. This proxy statement incorporates by reference the financial information required to be furnished in connection herewith from its annual report as previously sent, but the quarterly financial information in the June 30, 1999 Form 10-QSB is being mailed herewith.

                                          By Order of the Board of Directors,

                                          Jerry M. Crews
                                          Secretary

October 22, 1999

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                 SHAREHOLDERS TO BE HELD ON NOVEMBER 8, 1999


      The undersigned hereby appoints Frank A. Lodzinski and Jerry M. Crews, and each of them, either one of whom may act without joinder of the other, each with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Texoil, Inc., which the undersigned is entitled to vote at the annual meeting of Shareholders to be held at the Houston Marriott North at Greenspoint, 255 North Sam Houston Parkway East, Houston, Texas 77060 on Monday, November 8, 1999, at 2:00 P.M., and at any adjournment thereof.

      This proxy will be voted in accordance with the specifications made hereon. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SIX DIRECTOR NOMINEES NAMED IN ITEM 1 AND FOR PROPOSALS 2, 3 AND 4.

      The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the proxy statement furnished herewith. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY in the enclosed, pre-addressed stamped envelope.

         (Continued, and to be dated and signed on the reverse side.)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

ELECTION OF DIRECTORS    [ ] FOR all nominees    [ ] WITHHOLD AUTHORITY to vote       [ ] EXCEPTIONS
                             listed below            for all nominees listed below

Nominees:  Group One Directors:    Robert E. LaJoie, Thomas A. Reiser
           Group Two Directors: T. W. Hoehn III, Michael A. Vlasic Group Three Directors: Frank A. Lodzinski, Jerry M. Crews

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exception" box and write that nominee's name in the space provided below.

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

PROPOSAL TO APPROVE THE PREFERRED STOCK
PURCHASE AGREEMENT AND ISSUANCE OF SERIES A
PREFERRED STOCK                                     [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

PROPOSAL TO APPROVE THE AMENDED AND RESTATED        [ ] FOR        [ ] AGAINST        [ ] ABSTAIN
ARTICLES OF INCORPORATION

APPROVAL OF APPOINTMENT OF ARTHUR ANDERSEN LLP      [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

In their discretion, upon such other matters (including procedures and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.


                                         Please sign exactly as your name
                                         appears on your stock certificate. When
                                         signing as executor, administrator,
                                         trustee or other representative, please
                                         give your full title. All joint owners
                                         should sign.

                                         Dated: _______________________ 1999

                                         _______________________________________
                                              Signature(s) of Stockholders


Sign, date, and return the
Proxy Card Promptly Using                _______________________________________
the Enclosed Envelope.                        Signature(s) of Stockholders

                              FOLD AND DETACH HERE

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  FORM 10-QSB

            QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1999
                        Commission file number: 0-12633

                                  TEXOIL, INC.
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

            NEVADA                                       88-0177083
 (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                            110 CYPRESS STATION DRIVE
                                    SUITE 220
                              HOUSTON, TEXAS 77090
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (281) 537-9920
                           (ISSUER'S TELEPHONE NUMBER)

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X]
No [ ]

                      APPLICABLE ONLY TO CORPORATE ISSUERS

     State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: 6,555,126 shares of common stock, $.01 par value, issued and outstanding at July 30, 1999.

     Transitional Small Business Disclosure Format (check one): Yes [ ]  No [X]

                                  TEXOIL, INC.
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PART I.  FINANCIAL INFORMATION

Item 1.  FINANCIAL STATEMENTS

     CONSOLIDATED FINANCIAL STATEMENTS:

     Consolidated Balance Sheet as of June 30, 1999 .....................     3

     Consolidated Statements of Income for the three and six months
      ended June 30, 1999 and 1998 ......................................     4

     Consolidated Statements of Cash Flows
       for the six months ended June 30, 1999 and 1998 ..................     5

     Notes to Consolidated Financial Statements .........................     6

Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
       CONDITION AND RESULTS OF OPERATIONS ..............................    10

PART II.  OTHER INFORMATION .............................................    18

                                  TEXOIL, INC.
                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                           JUNE 30,
                                             1999
                                           --------
Assets:
Current Assets:
     Cash and cash equivalents..........   $    671
     Accounts receivable and other......      3,911
     Drilling advances..................          9
     Other current assets...............         27
                                           --------
          Total current assets..........      4,618
Property, plant and equipment, at cost:
     Oil and natural gas properties
      (full-cost method)
          Evaluated properties..........     45,634
          Unevaluated properties........      5,968
Office and other equipment..............        679
                                           --------
                                             52,281
Less -- accumulated depletion,
  depreciation and amortization.........     (7,358)
                                           --------
Net property, plant and equipment.......     44,923
                                           --------
Other assets, net.......................        715
Deferred tax asset......................        260
                                           --------
          Total assets..................   $ 50,516
                                           ========
Liabilities and Stockholders' Equity:
Current liabilities:
     Accounts payable and accrued
      liabilities.......................   $  2,084
     Revenue royalties payable..........      1,758
                                           --------
          Total current liabilities.....      3,842
                                           --------
Long-term debt..........................     24,500
Convertible subordinated notes..........     10,000
Stockholders' equity:
     Series A preferred stock -- $.01
      par value with liquidation
      preference of $100 per share,
      5,000,000 shares authorized, none
      issued and outstanding............      --
     Common stock -- $.01 par value;
      25,000,000 shares authorized;
      6,555,126 shares issued and
      outstanding.......................         66
Additional paid-in capital..............     11,118
Retained earnings.......................        990
                                           --------
     Total stockholders' equity.........     12,174
                                           --------
     Total liabilities and stockholders'
      equity............................   $ 50,516
                                           ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  TEXOIL, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
               THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                             THREE MONTHS               SIX MONTHS
                                            ENDED JUNE 30             ENDED JUNE 30
                                       ------------------------  ------------------------
                                          1999         1998         1999         1998
                                       -----------  -----------  -----------  -----------
Revenues:
     Oil and gas sales...............  $     4,845  $     2,366  $     8,672  $     4,232
     Operator and management fees....          237          227          479          481
     Interest and other..............            8           15           12           73
                                       -----------  -----------  -----------  -----------
          Total revenues.............        5,090        2,608        9,163        4,786
                                       -----------  -----------  -----------  -----------
Costs and Expenses:
     Lease operating.................        1,534        1,372        3,034        2,142
     Workover........................           44           29           46          109
     Production taxes................          338          123          612          226
     General and administrative......          449          389          896          827
     Depletion, depreciation and
       amortization..................        1,069          500        2,094          934
     Interest........................          535          170        1,082          279
     Write-down of oil and gas
       properties....................      --             1,208      --             1,208
                                       -----------  -----------  -----------  -----------
          Total expenses.............        3,969        3,791        7,764        5,725
                                       -----------  -----------  -----------  -----------
Income (loss) before income taxes....        1,121       (1,183)       1,399         (939)
Provision for deferred income
  taxes..............................         (424)         307         (529)         215
                                       -----------  -----------  -----------  -----------
Net income...........................  $       697  $      (876) $       870  $      (724)
                                       ===========  ===========  ===========  ===========
Basic net income per share...........  $       .11  $      (.14) $       .13  $      (.12)
                                       ===========  ===========  ===========  ===========
Basic weighted average shares........    6,555,126    6,387,652    6,555,126    6,251,848
                                       ===========  ===========  ===========  ===========
Diluted net income per share.........  $       .10  $      (.14) $       .13  $      (.12)
                                       ===========  ===========  ===========  ===========
Diluted weighted average shares......    6,721,681    6,387,652    6,789,882    6,251,848
                                       ===========  ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  TEXOIL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                         1999       1998
                                       ---------  ---------
Cash flows from operating activities:
Net income (loss)....................  $     870  $    (724)
Adjustments to reconcile net income
  (loss) to net cash provided by
  (used in) operating activities:
     Depletion, depreciation and
      amortization...................      2,094        934
     Write-down of oil and gas
      properties.....................     --          1,208
     Deferred income taxes...........        529       (215)
     Accounts receivable.............        134      1,669
     Accounts receivable -- related
      party..........................     --             60
     Notes receivable................     --           (120)
     Other assets....................        (52)      (262)
     Accounts payable and accrued
      liabilities....................       (862)    (1,949)
     Revenue royalties payable.......        260     (1,029)
                                       ---------  ---------
          Net cash provided by (used
            in) operating activities.      2,973       (428)
                                       ---------  ---------
Cash flows from investing activities:
     Additions to oil and gas
      properties.....................     (1,674)    (7,977)
     Other equipment additions.......        (51)      (156)
                                       ---------  ---------
          Net cash provided by (used
             in) investing
             activities..............     (1,725)    (8,133)
                                       ---------  ---------
Cash flows from financing activities:
     Proceeds from issuance of common
      stock..........................     --         --
     Proceeds from long-term debt and
      other..........................     --          5,000
     Repayments of long-term debt....     (1,000)        (2)
                                       ---------  ---------
          Net cash provided by
             financing activities....     (1,000)     4,998
                                       ---------  ---------
Net increase (decrease) in cash and
  cash equivalents...................        248     (3,563)
Cash and cash equivalents --
  beginning of period................        423      4,059
                                       ---------  ---------
Cash and cash equivalents -- end of
  period.............................  $     671  $     496
                                       =========  =========
Supplemental disclosure of cash flow
  information:
     Cash paid during the period for:
          Interest...................  $   1,348  $     379
                                       =========  =========
          Income taxes...............  $  --      $  --
                                       =========  =========
Oil and gas properties purchased by
  issuance of common stock...........  $  --      $     763
                                       =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  TEXOIL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1:  ORGANIZATION AND ACCOUNTING POLICIES:

     ORGANIZATION AND BASIS OF PRESENTATION

     Texoil Inc. ("Texoil" or the "Company") operates a single business segment involved in the acquisition, development and production of, and exploration for, crude oil, natural gas and related products primarily in Texas, Louisiana and Oklahoma. The financial statements included herein have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they reflect all adjustments (which consist solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial results for interim periods. Certain information and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the year-ended December 31, 1998.

     REVERSE STOCK SPLIT

     The Company's Board of Directors recently approved certain changes to the Company's outstanding common shares intended to result in approximately a 1-for-6 reverse stock split effective on June 25, 1999. In order to reduce the number of outstanding odd lots, the reverse split occurred in a two-step process whereby a 1-for-600 reverse split was followed by a 100-for-1 forward split. These procedures were undertaken to enable the Company to adjust or redeem odd-lots, which should result in substantial annual administrative cost savings to the Company. Step one (the reverse split) resulted in each 600 shares of outstanding stock being reduced to one share of common stock. Shareholders with less than one share, but at least one-tenth share of stock, were issued one whole share of common stock. Shareholders with less than one-tenth share after the reverse stock split are entitled to receive a cash payment in redemption of their fractional shares at a price equal to the market value. With step two (the forward split), each share of common stock was adjusted to 100 shares of common stock, $.01 par value. The Company is now authorized to issue 25,000,000 shares of common stock, par value $.01, and 5,000,000 shares of preferred stock, $.01 par value. The Company estimates that the rounding and redemption effects of these actions will result in approximately 8,600 shares being issued and approximately 7,400 shares being redeemed, on a post-split basis. The redemption cost is estimated at $25,000.Annual savings related to administrative costs are estimated at $38,000. The Company estimates that 6,555,126 shares are issued and outstanding at June 30, 1999, subject to certain nominal adjustments as shares are exchanged.

     All issued and outstanding share and per share data reflected in the accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements have been retroactively restated to reflect the impact of the reverse stock split.

                                  TEXOIL, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     NET INCOME PER COMMON SHARE

     Basic net income per common share is computed based on the weighted average shares of common stock outstanding. Net income per share computations to reconcile basic and diluted net income for the quarters ended June 30, 1999 and 1998 consist of the following (in thousands except per share data):

                                             THREE MONTHS ENDED         SIX MONTHS ENDED
                                                  JUNE 30,                  JUNE 30,
                                          ------------------------  ------------------------
                                             1999         1998         1999         1998
                                          -----------  -----------  -----------  -----------
Net income..............................  $       697  $      (876) $       870  $      (724)
Basic weighted average shares...........    6,555,126    6,387,652    6,555,126    6,251,848
Effect of dilutive securities:
     Warrants...........................       38,042      --            62,833      --
     Options............................      128,513      --           171,923      --
     Awards.............................      --           --           --           --
     Convertible notes..................      --           --           --           --
Diluted weighted average shares.........    6,721,681    6,387,652    6,789,882    6,251,848
Per common share net income:
     Basic..............................  $       .11  $      (.14) $       .13  $      (.12)
     Diluted............................  $       .10  $      (.14) $       .13  $      (.12)

NOTE 2:  NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998 the Financial Accounting Standards Board issued SFAS Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows the gains and losses on derivatives to offset related results on the hedged item either in the income statement or in the statement of stockholders' equity, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The statement is effective for fiscal years beginning after June 15, 2000. The Company is currently evaluating the new standard but has not yet determined the impact it will have on its financial position and results of operations.

                                  TEXOIL, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3:  UNAUDITED PRO FORMA FINANCIAL INFORMATION

     On October 30, 1998, the Company closed on a significant acquisition of oil and gas properties in South Texas and Louisiana from Sonat Exploration Company ("Sonat Properties"). The acquisition was accounted for using the purchase method of accounting. The activities of the acquired Sonat Properties were included in results of operations beginning November 1, 1998. Selected results of operations for the six months ended June 30, 1998, on a pro forma basis, giving effect to the acquisition as if it took place on January 1, 1998, are as follows:

Revenues................................  $    10,047
                                          ===========
Net income..............................  $       436
                                          ===========
Basic income per share..................  $       .07
                                          ===========
Basic weighted average shares
  outstanding...........................    6,251,848
                                          ===========
Diluted income per share................  $       .06
                                          ===========
Diluted weighted average shares
  outstanding...........................    7,069,767
                                          ===========

     Adjustments reflected in the historical results to estimate the above pro forma results of operations for the quarter ended June 30, 1998, include adjustments to (1) increase operator fees pursuant to operating agreements associated with acquired properties, (2) recalculate depreciation, depletion and amortization based upon combined historical production, reserves and cost basis,
(3) reflect interest expense for borrowings under the increased and amended credit facility at an estimated average annual interest rate of 8.0%, and (4) adjust income tax expense as a result of the acquisition. The unaudited pro forma amounts do not purport to represent what the results of operations would have been had the acquisition of the Sonat Properties occurred on such date or to project the Company's results of operations for any future period.

NOTE 4:  CREDIT AGREEMENT

     The Company has a revolving credit agreement (Credit Agreement) with a bank to finance property acquisitions and for temporary working capital requirements. The Credit Agreement, as amended, provides up to $50 million in available borrowings, limited by a borrowing base (as defined in the Credit Agreement) which was $31 million and $9.0 million at June 30, 1999 and 1998, respectively. As of June 30, 1999 and 1998, borrowings outstanding under the Credit Agreement were $24.5 million and $5.0 million, respectively. The borrowing base is redetermined annually by the bank pursuant to the Credit Agreement (or more frequently at the option of the Company) and is reduced over a five-year period on a straight-line basis, commencing September 1, 1999. The average interest rate paid to the lender was 7.3% and 9.0% for the six months ended June 30, 1999 and 1998, respectively. The Company has granted first mortgages, assignments of production, security agreements and other encumbrances on its oil and gas properties to the lender, as collateral, pursuant to the Credit Agreement. The Credit Agreement contains covenants which, among other things, restrict the payment of dividends on any security, limit the amount of consolidated debt, limit the Company's ability to make certain loans and investments, and require that the Company remain in compliance with certain covenants of the Credit Agreement.

NOTE 5:  HEDGING ACTIVITIES

OIL AND GAS PRICES

     The Company has entered into various oil and gas hedging contracts with a major financial institution in an effort to manage its exposure to product price volatility. Under these contracts, the Company receives or makes payments based on the differential between fixed and variable prices for crude oil and natural gas; such amounts are reflected in oil and gas sales in the accompanying financial statements. Amounts received

                                  TEXOIL, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

or paid under such hedging and financial instrument contracts increased oil and gas sales by $9,225 and $100,225 for the three and six months ended June 30, 1999, respectively. There were no hedging activities in 1998. The oil and gas hedging contracts in place as of June 30, 1999 had a market value of $(517,728).

     For the three and six months ended June 30, 1999, the Company sold 300,000 MMBtu and 500,000 MMBtu, respectively, at a fixed price of $2.17 per MMBtu under a natural gas swap. In addition to these amounts, the Company has various fixed price swap contracts for July 1999 through October 1999 and February 2000 through October 2000 production covering 1,210,000 MMBtu's of natural gas at a price per unit averaging $2.16 based on Houston Ship Channel index pricing. For the three months ended June 30, 1999, the Company sold 50,000 Bbls at prices ranging from $17.75 to $18.07 per barrel. No oil volumes were hedged in the first quarter of 1999. The Company also has fixed price swaps covering 270,000 Bbls of oil at prices averaging $17.76 per Bbl for the period of July 1999 through December 1999.

INTEREST RATES

     In order to mitigate the impact of changes in interest rates, the Company entered into an interest rate swap effective November 5, 1998 which fixed the floating portion of its interest rate at 5.25% on $12,000,000 notional amount for the period from November 5, 1998 through November 6, 2000. For the three and six months ended June 30, 1999 the Company paid $9,826 and $17,618, respectively, which has been recorded as additional interest expense. The market value of the interest rate swap contract in place as of June 30, 1999, was $60,486.

NOTE 6:  SUBSEQUENT EVENT

     On July 22, 1999, the Company closed the acquisition of Hagist Ranch field, Duval County, Texas. The acquisition price was approximately $5.4 million, subject to certain post-closing adjustments, as specified in the purchase and sale agreement. Texoil will operate the field through its wholly-owned operating subsidiary. The Company funded the acquisition with available borrowings under its Credit Agreement. In connection with the acquisition, the Company's borrowing base under its Credit Agreement has increased from $31.0 million to $36.0 million.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the unaudited Consolidated Financial Statements and related notes thereto, included elsewhere in this 10-QSB and should further be read in conjunction with the Company's annual report on Form 10-KSB, for the year-ended December 31, 1998.

FORWARD-LOOKING INFORMATION

     This quarterly report on Form 10-QSB, and in particular this management's discussion and analysis of financial condition and results of operations, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this report and, in particular, this section of this report, including, without limitation, statements regarding the Company's business strategy, plans, objectives expectations, intent and beliefs of management related to current or future operations are forward-looking statements. Such statements are based on certain assumptions and analyses made by management, based on its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in this report are subject to a number of material risks and uncertainties including assumptions about the pricing of oil and gas, assumptions about operating costs, production operations continuing as in the past or as projected by independent engineers, the ability to generate and take advantage of acquisition opportunities and numerous other factors. A detailed discussion of important factors that could cause actual results to differ materially from the Company's expectations are discussed herein and in the Company's annual report on Form 10-KSB for 1998. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those envisioned by such forward-looking statements.

BUSINESS AND STRATEGY

     Texoil is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of oil and gas reserves, re-engineering, development and exploration activities. As further discussed herein, future growth in assets, earnings, cash flows and share values are dependent upon the Company's ability to acquire, discover and develop commercial quantities of oil and gas reserves that can be produced at a profit and assemble an oil and gas reserve base with a market value exceeding its finding and production costs. The price of crude oil was significantly depressed in 1998 and early 1999. While prices have recently rebounded, no assurance can be given that current price levels will be sustained or that prices will continue to increase. The industry-wide reduction in prices adversely affected revenues and net cash flows of the Company, as well as most companies in the industry, particularly those whose assets were concentrated in oil reserves. Such reduced revenues and cash flows have led to capital budget decreases, contraction of exploration financing and elimination or deferral of new ventures by many companies and institutional investors. In the opinion of management, during 1998 and early 1999, such conditions adversely affected Texoil's ability to solicit industry partners for major exploration prospects. Texoil compensated for these industry conditions by focusing clearly on exploratory prospects which were readily marketable to industry partners, acquiring additional producing assets, concentrating on operating and administrative cost reductions, and taking other actions designed to offset the severe effects of price reductions. Most of these actions already were an integral part of the Company's fundamental business strategy. Recent price increases appear to have favorably impacted corporate budgets and the Company has begun soliciting industry partners for certain high potential exploratory projects that had been deferred. No assurance can be given that the Company will be able to secure partners for exploratory prospects on a promoted basis.

     Management believes, however, that Texoil will benefit from existing and new opportunities to acquire and develop reserves. The Company has identified numerous development and exploratory projects in its existing property portfolio and has further undertaken detailed field studies intended to define additional potential. In addition, management believes the acquisitions market has improved. Major companies and large independents are expected to continue or expand divestitures of "non-core" properties. Smaller companies that were not positioned to withstand the significant price declines may be forced to sell assets or consolidate or merge to satisfy creditors or improve shareholder value. Furthermore, costs of labor and field services and products have declined during the industry downturn and generally have not increased in relation to oil and gas prices, making re-engineering and development projects more cost effective.

     As a result of these circumstances, management believes the Company is positioned to benefit from property acquisition, development and exploratory opportunities. The Company also intends to pursue corporate acquisitions and mergers. In addition, management continues to focus on capital expenditures that can result in increased production and operating cost reductions on a per-unit basis. The current corporate action plan is merely an expansion and adaptation of the business plan which was conceived and implemented by management in early 1996, and has resulted in significant growth to date. Following is a brief outline of management's plans. See also, "Impact of Property Acquisitions and Development" and "Capital Expenditures" below.

        1) Place greater emphasis on acquisition opportunities. Selectively acquire corporate entities and properties with significant proved producing reserves and development and exploration potential.

        2)  Complete field studies and implement capital development programs.

        3) Continue the Company's exploration program; continue to solicit industry or institutional partners on a promoted basis.

        4) Continue activities directed toward reducing per-unit operating and general and administrative costs on a long-term sustained basis.

        5) Increase equity and long-term financing through available means, whether through direct placement of securities or in connection with corporate acquisition activities.

     Consistent with the emphasis being placed on acquisitions and development in the short-term, capital expenditures directed to exploration may be reduced. While the Company does not intend to curtail exploration spending, it will focus, in the near-term, on projects currently in inventory and situations where the Company can acquire proprietary seismic data and prospective acreage as part of a corporate or asset acquisition, rather than initiating new 3-D surveys. Management believes the current market is conducive to the acquisition of proved reserves with seismic data and exploratory acreage, at little or no incremental cost over such proved reserves. While the impact and success of this action plan cannot be predicted with any accuracy, management's goal is to replace production and further increase its reserve base at an acquisition or finding cost that will yield attractive rates of return and share appreciation.

ACCOUNTING FOR OIL & GAS PROPERTIES

     The Company uses the full-cost method of accounting for its investment in oil and gas properties. Under the full-cost method, all costs of acquisition, exploration and development of oil and gas reserves are capitalized separately for each cost center (generally defined as a country). Capitalized balances are referred to as the "full-cost pool" and are further classified as evaluated or unevaluated. Evaluated costs are those where proved reserves have been determined or where the property has been impaired or abandoned. Such costs are subject to depletion, depreciation and amortization expense ("DD&A"). Unevaluated costs are not subject to DD&A and generally require additional geological, geophysical and/or engineering evaluation prior to management's decision to drill, develop or abandon such properties. When such properties are evaluated, capitalized costs will be transferred to an evaluated status and included in the calculation of DD&A. Depletion expense is calculated using the units of production method based on the ratio of current production to total proved recoverable oil and natural gas reserves. The depletion rate is applied to a cost base which includes net capitalized evaluated costs plus an estimate of costs to be incurred in the development of proved undeveloped reserves, or in future abandonment activities. Under the full-cost method, a write-down of oil and gas properties must be charged to operations if net capitalized costs at the end of each quarterly reporting period exceed the estimated discounted future net revenues of proved oil and natural gas reserves, using current oil and gas prices and costs, held constant over the life of the properties, plus the lower of cost or fair value of unevaluated properties, both on an after-tax basis (the "full cost ceiling").

     Capitalized costs include payroll and related costs of technical personnel which are directly attributable to the Company's oil and gas acquisition, exploration and development activities. Such amounts capitalized for the three and six months ended June 30, were $162,000 and $331,000 for 1999, and $149,000 and $265,000 for 1998, respectively. The Company capitalizes interest attributable to oil and natural gas properties which are not subject to amortization and are in the process of being evaluated. Included in unevaluated capitalized costs for the three and six months ended June 30, 1999 and 1998, are interest costs of $122,790 and $235,832 for 1999, and $107,000 and $201,000 for
1998.

     At the end of the second quarter of 1999, the Company's full-cost ceiling substantially exceeded its net capitalized costs. Net capitalized costs could exceed the full-cost ceiling in future periods due to downward revisions to estimated proved reserve quantities, declines in oil and gas prices, increases in operating costs, unsuccessful exploration and development activities or other factors which cannot be reasonably predicted by the Company. Once recorded, a write-down of oil and gas properties cannot be reversed at a later date even if estimated reserve quantities or oil and gas prices subsequently increase. Management believes that current reserve estimates, which represent the basis for calculating limitations on capitalized costs, are reasonable under present operating conditions and circumstances. However, reserve estimates and forecasts are inherently imprecise and, therefore, subject to significant future changes.

RESULTS OF OPERATIONS

     THREE MONTHS ENDED JUNE 30, 1999, COMPARED TO THREE MONTHS ENDED JUNE 30, 1998.

     The Company recorded a net income (loss) of $697,000 and $(876,000) for three months ended June 30, 1999 and 1998, respectively. The $1,573,000 increase in the Company's comparative net income resulted primarily from the following factors:

                                        NET AMOUNT CONTRIBUTING
                                         TO INCREASE (DECREASE)
                                             IN NET INCOME
                                        ------------------------
                                                 (000'S)
Oil and gas sales....................            $2,479
Lease operating and workover
  expenses...........................              (177)
Production taxes.....................              (215)
General and administrative
  expenses -- net....................               (60)
Depletion, depreciation and
  amortization expense ("DD&A")......              (569)
Interest expense -- net..............              (365)
Writedown of oil and gas
  properties.........................             1,208
Other income -- net..................                 3
Provision for income taxes...........              (731)
                                               --------
                                                 $1,573
                                               ========

     The following discussion applies to the changes in the composition of net income shown above.

     The $2,479,000 or 105% increase in net oil and gas sales is due to the increase in production volumes resulting from the acquisition and development of properties and an increase in average oil prices, as shown in the table presented immediately below. The reduction on a per BOE basis is due to several factors including incremental gas and oil volumes and ongoing cost reduction and re-engineering activities.

                                                      THREE MONTHS ENDED
                                         PERCENT           JUNE 30,
                                         INCREASE    --------------------
                                        (DECREASE)     1999       1998
                                        ----------   ---------  ---------
Gas production (MMcf)................       271%         1,051        283
Oil production (MBbls)...............        34%           175        131
Barrel of oil equivalent (MBOE)......        97%           350        178
Average price gas (per Mcf)..........        (1%)    $    2.30  $    2.33
Average price oil (per Bbl)..........        29%     $   15.80  $   12.24
Average price per BOE................         9%     $   13.84  $   12.71

     Lease operating expenses and workover costs increased $177,000 or 13%. On a unit-of-production, barrel of oil equivalent ("BOE") basis, costs were actually reduced 43%. The dollar increase is a result of the acquisition and development of oil and gas properties. On a BOE basis, production volumes increased 97% over the prior year. Accordingly, lease operating expenses increased primarily as a result of additional production volumes. The Company expects further reductions to lease operating expenses on a BOE basis in 1999 as a result of re-engineering and development activities. Production taxes increased by $215,000 or 175% due to increased production volumes and revenues.

     General and administrative costs increased $60,000 or 15%. The percentage increase in general and administrative expenses was considerably less than the increases in production and revenues as a result of both rigorous cost containment efforts and production increases. On a BOE basis, general and administrative expenses actually were reduced by 42% in 1999 over 1998 levels. The dollar increase is comprised primarily of increases in management, operating and administrative staffing associated with the Company's growth. The Company must attract and retain competent management, technical and administrative personnel to pursue its business strategy and fulfill its contractual obligations.

     The $569,000 or 114% increase in DD&A expenses is primarily due to the increase in oil and gas production volumes and capitalized balances subject to DD&A, offset by increases in estimated recoverable reserves, resulting from the acquisition and development of gas and oil properties and from price increases. Capitalized costs included in the full-cost pool and subject to DD&A were $45.6 and $25.5 million at June 30, 1999 and 1998, respectively. In addition, estimated future development costs associated with proved undeveloped reserves in the amount of $14.6 million and $6.5 million at June 30, 1999 and 1998, respectively, were included in the DD&A calculations. The proved reserve quantities used for the calculation of DD&A were approximately 18.2 million barrels of oil equivalent. This amount is approximately 12% larger than the quantities used at year end 1998. The increase is due to upward reserve revisions resulting from the economics of the higher commodity prices prevailing at June 30, 1999, and other engineering considerations.

     Interest expense increased by $365,000 primarily due to the increased long-term debt used to finance acquisitions. Interest expense was $535,000 and $170,000 for the three months ended June 30, 1999 and 1998, respectively, and is expected to be approximately $2.2 million in 1999; however, the Company plans to replace some debt with equity and, therefore, reduce projected interest expense.

     The net change in the provision for income taxes was $731,000 due to the recognition of pre-tax income in 1999 versus a 1998 loss.

     SIX MONTHS ENDED JUNE 30, 1999, COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     The Company recorded a net income (loss) of $870,000 and $(724,000) for the six months ended 1999 and 1998, respectively. The $1,594,000 increase in the Company comparative net income resulted primarily from the following factors:

                                        NET AMOUNT CONTRIBUTING
                                         TO INCREASE (DECREASE)
                                             IN NET INCOME
                                        ------------------------
                                                 (000'S)
Oil and gas sales....................            $4,440
Lease operating and workover
  expenses...........................              (829)
Production taxes.....................              (386)
General and administrative
  expenses -- net....................               (69)
Depletion, depreciation and
  amortization expense ("DD&A")......            (1,160)
Interest expense -- net..............              (803)
Writedown of oil and gas
  properties.........................             1,208
Other income  net....................               (63)
Provision for income taxes...........              (744)
                                               --------
                                                 $1,594
                                               ========

     The following discussion applies to the changes in the composition of net income shown above.

     The $4,440,000 or 105% increase in net oil and gas sales is primarily attributable to the increase in production volumes resulting from the acquisition and development of properties during 1998. The increase in production volumes and changes in prices are shown in the table presented immediately below.

                                                       SIX MONTHS ENDED
                                         PERCENT           JUNE 30,
                                         INCREASE    --------------------
                                        (DECREASE)     1999       1998
                                        ----------   ---------  ---------
Gas production (Mmcf)................       276%         1,961        521
Oil production (MBbls)...............        48%           343        232
Barrel of oil equivalent (MBOE)......       110%           670        319
Average price gas (per Mcf)..........        (8%)    $    2.07  $    2.26
Average price oil (per Bbl)..........         4%     $   13.43  $   12.88
Average price per BOE................        (2%)    $   12.94  $   13.27

     Lease operating expenses and workover costs increased 829,000 or 37%. On a unit-of production, barrel of oil equivalent ("BOE") basis, costs were actually reduced 35%. The dollar increase is a result of the acquisition and development of oil and gas properties in 1998. On a BOE basis, production volumes increased 110% over the prior year. Accordingly, lease operating expenses increased primarily as a result of additional production volumes. The Company expects further reductions to lease operating expenses on a BOE basis in 1999 as a result of re-engineering and development activities. Production taxes increased by $386,000 or 171% due to increased production volumes and revenues.

     General and administrative costs increased $69,000 or 8%. The percentage increase in general and administrative expenses was considerably less than the increases. On a BOE basis, general and administrative expenses actually were reduced by 48% in 1999 compared to 1998 levels. The dollar increase is comprised primarily of increases in management, operating and administrative staffing associated with the Company's growth. The Company must attract and retain competent management, technical and administrative personnel to pursue its business strategy and fulfill its contractual obligations.

     The $1,160,000 or 124% increase in DD&A expenses is primarily due to the increase in oil and gas production volumes and capitalized balances subject to DD&A, offset by increases in estimated recoverable reserves, resulting from the acquisition and development of gas and oil properties and price increases. Capitalized costs included in the full-cost pool and subject to DD&A were $45.6 and $25.5 million at

June 30, 1999, and 1998, respectively. In addition, estimated future development costs associated with proved undeveloped reserves in the amount of $14.6 million and $6.5 million at June 30, 1999 and 1998, respectively, were included in the DD&A calculations. The proved reserve quantities used for the calculation of DD&A were approximately 18.2 million barrels of oil equivalent. This amount is approximately 12% larger than the quantities used at the year end 1998. The increase is due to upward reserve revisions resulting from the economics of higher commodity prices prevailing at June 30, 1999, and other engineering considerations.

     Interest expense increased by $803,000 primarily due to the increased long-term debt used to finance acquisitions. Interest expense was $1,082,000 and $279,000 for the six months ended June 30, 1999 and 1998, respectively, and is expected to be approximately $2.2 million in 1999; however, the Company plans to replace some debt with equity and, therefore, reduce projected interest expense.

     Other income decreased $63,000 for the six months ended June 30, 1999, principally due to decreases in interest income and consulting fees.

     The provision for income taxes increased $744,000 as a result of the increase in net income.

IMPACT OF PROPERTY ACQUISITIONS AND DEVELOPMENT

     Management expects revenues and cash flows to exceed $18.0 million and $9.0 million, respectively, in 1999, representing an increase of $7.6 million (73%) and $5.9 million (187%), respectively, over 1998. These estimates are predicated on the results of operations for the first half of 1999 and anticipated production levels from proved producing reserves, without significant development of proved behind-pipe or undeveloped reserves. These estimates further assume the average prices realized on a year-to-date basis will be realized in the last half of 1999, and that prevailing cost levels can be sustained. Estimates are based on independent reserve reports prepared by third parties in connection with required reporting and financing activities. The majority of the expected increase in revenues is a direct result of approximately $28.4 million in capital expenditures incurred in 1998. In connection with its acquisitions, the Company has initially focused on capital expenditures designed to increase production (or arrest natural or mechanical declines), and lower recurring expenses. The Company has identified numerous projects in its existing property portfolio related to proved behind-pipe and undeveloped reserves and has further undertaken detailed engineering and geological field studies to define additional development and exploratory potential. Net future cash flows could be favorably affected by further price improvements, additional reductions to per-unit operating costs, and development activities related to proved and non-proved reserves. No assurance can be given, however, that the Company will be able to successfully and economically develop additional reserves which are associated with its existing properties on new acquisitions.

IMPACT OF CHANGING PRICES AND COSTS

     Texoil's revenues and the carrying value of its oil and gas properties are subject to significant change due to changes in oil and gas prices. As demonstrated historically, prices are volatile and unpredictable. As previously mentioned, oil prices declined appreciably during 1998 and early 1999, but have recently rebounded. Average oil prices for the six months ended June 30, 1999, of $13.43 per Bbl were 4% higher than the six month comparable period in 1998 and 9% higher than prices realized in 1998, but still 27% and 41% lower than average prices realized in 1997 and 1996, respectively. Average oil prices for the month of June 1999 improved to about $16.29 per barrel. Should prices fall or fail to remain at levels which will facilitate repayment of debt and reinvestment of cash flow to replace current production, the Company could experience difficulty in developing its assets and continuing its growth. Throughout the low price environment the Company has maintained positive cash flows including its financing and administrative costs.

CORPORATE EFFORTS TO OFFSET REDUCED PRICES

     Early in 1998, in an effort to mitigate the adverse effect of low oil prices, the Company expanded numerous cost-saving programs designed to reduce operating and administrative costs and enhance net revenues. Rather than impose staff reductions of technical and other personnel, the Company chose to implement a salary reduction program and defer salary increases. With continued growth and price recovery, salaries have been restored to prior levels and the Company has expanded its office space to accommodate acquisition development activities and further production growth. In addition to general and administrative savings realized during the industry downturn, the Company further implemented programs designed to reduce operating expenses and has deferred certain capital expenditures. The Company has continued, however, to pursue projects that can add economic producing reserves, enhance current production levels and lower recurring operating expenses. With increased cash flows and financial resources, the Company expects to expand development activities and acquire additional properties in its focus areas.

LIQUIDITY AND CAPITAL RESOURCES

     The Company expects to finance its future acquisition, development and exploration activities through cash flow from operating activities, its bank credit facility, sale of non-strategic assets, various means of corporate and project finance and ultimately through the issuance of additional securities. In addition, the Company intends to continue to subsidize drilling activities through the sale of participations to industry partners on a promoted basis, whereby the Company will earn working interests in reserves and production greater than its proportionate capital cost.

     RIMCO FINANCING

     On December 31, 1997, Texoil entered into a Note Purchase Agreement and issued 7.875% Convertible Subordinated General Obligation Notes in the principal amount of $10 million. The financing matures on December 31, 1999, and is subject to certain extensions or conversion to common stock pursuant to the terms of the agreements. Management expects that the indebtedness will be refinanced, extended, or converted into Texoil common stock, on or before maturity.

     CREDIT FACILITY

     At June 30, 1999 and 1998, the Company had available borrowing capacity of $6.5 million and $3.9 million, respectively, in accordance with a revolving credit agreement with its banks, which can be used to finance property acquisitions and temporary working capital requirements. The borrowing base is redetermined annually, or more often at the request of the Company. As of June 30, 1999, a $31 million borrowing base was established. The Company intends to refinance its bank debt through a corporate offering of securities in 1999 that may provide longer term financing than presently available under its credit facility. No assurance can be given, however, that the Company will be able to refinance its debt.

     CASH FLOW FROM OPERATING ACTIVITIES

     For the six months ended June 30, 1999, the Company's net cash flow provided by operating activities was $3.0 million up $3.4 million from the prior year. This increase is attributable to production from acquisition and development, price increases lower per unit operating expenses and lower cash requirements to reduce current liabilities.

     CAPITAL EXPENDITURES

     The Company's net oil and gas capital expenditures for the six months ended June 30, 1999 and 1998, are as follows:

                                       CAPITAL EXPENDITURES
                                        FOR THE SIX MONTHS
                                              ENDED
                                             JUNE 30,
                                       --------------------
                                         1999       1998
                                       ---------  ---------
Acquisitions of properties:
     Evaluated properties............  $   1,702  $   7,598
     Unevaluated properties..........        489      1,143
                                       ---------  ---------
                                       $   2,191  $   8,741
                                       =========  =========

     Capital expenditures for the six months ended June 30, 1999, were financed principally with cash flows from operations. The above totals do not include transfers of unevaluated costs to an evaluated status during the period. During the first half of 1999, the Company has concentrated on integrating its 1998 acquisitions into its operations and on certain re-engineering and development activities.

     As a result of the Company's performance, management believes the Company has emerged from the industry downturn with significant profit potential, stronger financial capabilities and enhanced credibility in the industry. Therefore, management believes the Company can compete successfully for significant acquisition opportunities. Accordingly, the Company has directed a greater portion of its current efforts toward new corporate and asset acquisitions, which are expected to include both proved and exploratory assets. Certain exploration and development projects have been deferred in favor of anticipated industry opportunities. In particular, the Company has deferred projects which are "held-by-production" in favor of projects with definitive lease expirations. The Company's business strategy has always been to shift its emphasis among acquisitions, development and exploratory activities consistent with changes in the marketplace.

     Accordingly, with increased cash flows during the remainder of 1999, Texoil intends to concentrate its capital expenditures on re-engineering facilities (surface and down-hole), restoring shut-in wells to production, recompletions and, pending completion of geological and engineering field studies, development drilling. The Company expects to make additional capital expenditures during 1999 to maintain leases and complete the interpretation of 3-D seismic data associated with certain exploratory and development projects and further expects to incur certain drilling costs in 1999. Texoil will continue its practice of soliciting partners, on a promoted basis, for higher risk exploratory and development projects.

     Based solely on its existing portfolio of properties and projects, the Company expects to incur $3.0 million of capital expenditures during the remainder of 1999, as follows:

                                        ($000'S)
                                        ---------
Development of proved properties:
     Re-engineering -- facilities &
      equipment......................    $    400
     Well recompletions and
      workovers......................         950
     Drilling........................       1,000
Exploration:
     Land, geological &
      geophysical....................         300
     Drilling........................         350
                                        ---------
                                         $  3,000
                                        =========

     The Company believes that it will have sufficient capital available from its credit facility, cash flows from operating activities, sale of certain "non-core" proved properties and sale of drilling participations to industry partners to fund its capital expenditures. Management believes projected expenditures will result in increased production and cash flows and increases in reserve value and will further expose the Company to potentially significant upside from exploration. Management further believes the deferral of certain projects will not result in any losses to the Company. A portion of available cash flow and borrowing capacity will be reserved to fund additional acquisitions. The Company cannot predict with accuracy the level of capital expenditures it may incur in connection with acquisitions and development of new producing properties; however, Texoil has recently acquired a South Texas field (see Note 6 to the Consolidated Financial Statements) and has set a goal of $20 million for the acquisition and development of new properties over the next 12 months. This goal will require additional corporate or project financing to be obtained by the Company.

YEAR 2000 COMPLIANCE

     The Company has conducted a review of and will continue to review its software applications for Year 2000 issues. None of the software applications utilized by the Company were developed internally and all have been acquired and routinely updated since early 1996. The Company uses a PC based networked hardware configuration with widely utilized, accepted and supported software applications for its basic operating and office support functions. The primary software applications used by the Company for its oil and gas activities are its accounting, land, production management, engineering and interpretative exploration software. All such systems were purchased from third party vendors, who are responsible for their maintenance and support, pursuant to the terms of license and use agreements. The most critical systems referred to above are the accounting, land and production systems. Other systems are primarily analytical tools which facilitate and support engineering and geological projects. Based on reviews and inquiries conducted by Company personnel and resultant representations by software vendors, the Company believes its primary software applications are Year 2000 compliant. Accordingly, the Company does not expect to incur any material costs to modify, upgrade or replace its basic business systems over and above ongoing requirements to expand systems, as required by growth and operations. However, the Company is not able nor does it possess the technical expertise to conduct a comprehensive review of programs and systems purchased from and supported by third parties; therefore, the Company cannot guarantee that it will not incur problems with such software and business applications.

     Although the Company does not expect Year 2000 issues to have a material impact on its internal operations, it is possible that such issues could adversely affect customers, suppliers and joint venture partners, with the possibility of an adverse impact on the Company. Major issues include, (i) the ability of the Company's customers to accurately and timely measure and pay for quantities of oil and gas production delivered, (ii) the ability of the Company's vendors and suppliers to accurately invoice for services and products and to properly process and account for payments received, (iii) the ability of non-operating partners in Company operated properties to process and pay their share of joint interest billings, as rendered and due, and (iv) the ability of operators, where the Company is a non-operating participant, to disburse net revenue and render joint interest billings to the Company. As part of its basic operating practices, the Company believes it currently has adequate internal controls and procedures in place to account for and monitor material aspects of the above described activities. As Year 2000 approaches, the Company intends to take additional steps to determine the Year 2000 readiness of third parties and to implement additional procedures as it deems reasonably necessary, to account for and take actions necessary to minimize potential problems resulting from third party customers, vendors and partners outside of the control of the Company. In the opinion of management, the single most significant issue is the timely receipt of payment for oil and gas volumes sold. The majority of the Company's production is from operated properties where the Company sells field production to a relatively small number of purchasers. The Company can readily account for production volumes and prices and aggressively pursue collection. The effect of problems associated with third parties, if any, cannot be controlled by the Company and the potential financial impact cannot be estimated with any accuracy. Such matters could have a material impact on the Company.

                          PART II.  OTHER INFORMATION

Item 1 -- Legal Proceedings -- No material change from legal proceedings reported in Registrant's Form 10-KSB for the fiscal year ended December 31, 1998.

Item 2 -- Change in Securities -- None

Item 3 -- Defaults Upon Senior Securities -- None

Item 4 -- Submission of Matters to a Vote of Security Holders -- None

Item 5 -- Other Information -- None

Item 6 -- Exhibits and Reports on Form 8-K

          (a)  Exhibits -- None

          (b) Reports on Form 8-K -- On June 21, 1999, the Company filed a report on Form 8-K, including Item 5, Other Events, related to a reverse stock split.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                          TEXOIL, INC.

Date:  August   , 1999                 By: /s/FRANK A. LODZINSKI
                                              FRANK A. LODZINSKI
                                              PRESIDENT AND CEO

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